Exhibit 99.1

Our Business

We research and develop biopharmaceutical products based on our patented DNA delivery technologies for the prevention and treatment of serious or life-threatening diseases. We believe the following areas of research offer us and our partners the greatest potential for near-term commercialization:

•	Vaccines for use in high-risk populations for infectious disease targets for which there are significant needs;

•	Vaccines for general pediatric, adolescent and adult populations for infectious disease applications;

•	Cancer vaccines or immunotherapies that complement our existing programs and core expertise; and

•	Gene-based delivery of therapeutic proteins, such as angiogenic growth factors, for treatment of cardiovascular diseases.

We currently have four active independent clinical and preclinical development programs in the areas of infectious disease and cancer:

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A fully enrolled ongoing Phase 3 clinical trial using our Allovectin® immunotherapeutic in patients with metastatic melanoma, which has been funded, up to certain limits, by AnGes MG, Inc., or AnGes, through cash payments and equity investments under a research and development agreement;

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A completed preclinical program, with an allowed investigational new drug application, using our CyMVectin™ prophylactic vaccine formulated with our proprietary Vaxfectin® adjuvant to prevent cytomegalovirus, or CMV, infection before and during pregnancy;

•	A preclinical program with therapeutic and prophylactic vaccines for herpes simplex virus type 2, or HSV-2, formulated with our proprietary Vaxfectin® adjuvant; and

•	A completed Phase 1 clinical trial using our H1N1 pandemic influenza DNA vaccine formulated with our proprietary Vaxfectin® adjuvant.

We have leveraged our patented technologies through licensing and collaboration arrangements, such as our licensing arrangements with Astellas Pharma Inc., or Astellas, Merck & Co., Inc., the sanofi-aventis Group, or sanofi-aventis, AnGes, Aqua Health Ltd. of Canada, or Aqua Health, an affiliate of Novartis Animal Health, and Merial Limited, or Merial, a subsidiary of sanofi-aventis, among other biopharmaceutical companies.

In July 2011, we licensed TransVax, our therapeutic vaccine designed to control CMV reactivation in transplant recipients, to Astellas:

•	Prior to licensing TransVax to Astellas, we completed development of TransVax through a successful Phase 2 trial in patients receiving hematopoietic stem cell transplants.

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We received a $25 million upfront payment from Astellas and expect to receive a $10 million payment upon finalization of the Phase 3 trial design. Under the terms of the license agreements, we potentially will receive up to $130 million in total upfront and milestone payments through commercial launch and double-digit royalties on net sales.

In addition, we have licensed complementary technologies from leading research institutions and biopharmaceutical companies. We also have granted non-exclusive, academic licenses to our DNA delivery technology patent estate to 11 leading research institutions including Stanford, Harvard, Yale and the Massachusetts Institute of Technology. The non-exclusive academic licenses allow university researchers to use our technology free of charge for educational and internal, non-commercial research purposes. In exchange, we have the option to exclusively license from the universities potential commercial applications arising from their use of our technology on terms to be negotiated.

Program Updates and Recent Developments

Allovectin®

Enrollment in our Phase 3 registration trial of Allovectin® in patients with metastatic melanoma was completed in February 2010. The protocol allows a maximum two-year treatment and follow-up period for the primary endpoint (response rate at 24 weeks or more after randomization), so the last patients must complete treatment by February 2012. Data collection and independent adjudication for the primary endpoint are expected to require several months. The secondary endpoint (overall survival) will continue to be monitored during the primary endpoint adjudication process. Top-line data for both endpoints is expected in mid-2012.

TransVax™

During the third quarter of 2011, we entered into exclusive worldwide license agreements with Astellas to develop and commercialize TransVax™, our therapeutic vaccine designed to control CMV reactivation in transplant recipients. We and Astellas expect to begin a multinational Phase 3 registration trial of TransVax™ in hematopoietic stem cell transplant recipients as well as a Phase 2 trial in solid organ transplant recipients in the first half of 2012.

Herpes Simplex Virus Type 2 Vaccines

We presented data at an international vaccine conference showing that our Vaxfectin® -formulated plasmid DNA vaccines against HSV-2 provided complete protection in guinea pigs against both primary and recurrent HSV-2 disease. The vaccines also significantly reduced genital lesion recurrence and viral shedding as well as latent infection in the central nervous system. These data expanded on previous results from repeated studies in mice showing that the vaccines provided complete protection against lethal challenge, provided sterilizing immunity and inhibited viral counts at both the primary and latent infection sites. In the United States, HSV-2 infects some 1.6 million new people per year, with approximately 20% of those suffering from disease symptoms. We are currently preparing for a proof-of-concept Phase 1/2 trial to be conducted in subjects with pre-existing HSV-2 infection.

Year-End Cash and Investments

Although our financial statements for the year ended December 31, 2011 are not yet complete, we expect to end 2011 with cash and investments of $53 million to $56 million, consistent with our previous financial guidance. The audit of our consolidated financial statements for the year ended December 31, 2011 has not been completed and could result in changes to the anticipated financial results set forth above.

Other Matters

On December 21, 2011, we received a letter from the Securities and Exchange Commission, or SEC, regarding its review of our Annual Report on Form 10-K for the year ended December 31, 2010 and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2011. The SEC has requested additional information regarding our Form 10-Q with respect to revenue recognized in the third quarter of 2011 under our July 2011 license agreements with Astellas. We do not believe that the SEC’s inquiry will result in changes to the Form 10-Q, but we can provide no assurance that the SEC will agree with us.

Special Note Regarding Forward-Looking Statements

This Exhibit contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. These statements relate to future events and involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. Forward-looking statements may include, but are not limited to, statements about:

•	the progress, timing and results of clinical trials and research and development efforts involving our product candidates or the product candidates of our licensees;

•	the submission of applications for and receipt of regulatory clearances and approvals;

•	our and our licensees’ plans to conduct future clinical trials or research and development efforts;

•	our expectations about partnering, marketing and commercializing our product candidates;

•	the benefits we expect to derive from relationships with our collaborators;

•	our estimates regarding our year-end cash and investments; and

•	our application of accounting guidance related to revenue recognition.

In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “could,” “would,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “projects,” “predicts,” “potential” and similar expressions intended to identify forward-looking statements. These statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties. Given these uncertainties, you should not place undue reliance on these forward-looking statements. We discuss many of these risks in greater detail in our SEC filings. Also, these forward-looking statements represent our estimates and assumptions only as of the date of the document containing the applicable statement.